EXHIBIT 23.1


KPMG

  KPMG LLP                                            Telephone (604) 691-3000
  Chartered  Accountants                              Telefax (604) 691-3031
  Box 10426, 777 Dunsmuir Street                      www.kpmg.ca
  Vancouver BC V7Y 1K3
  Canada



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors
Infowave Software, Inc.


We consent to the use of our report dated January 19, 2001, except as to note 12, which is as of February 13, 2001, with respect to the balance sheets of Infowave Software Inc. as of December 31, 2000 and 1999 and the related statements of operations and deficit and cash flows for the years ended December 31, 2000, 1999 and 1998, incorporated by herein by reference.



/s/ KPMG LLP


Chartered Accountants

Vancouver, Canada

December 21, 2001








 KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.